Exhibit 10.1

FISCAL 2023 EXECUTIVE SHORT TERM INCENTIVE PLAN

Fiscal 2023 Executive Short Term Incentive Plan

Under the Fiscal 2023 Executive Short Term Incentive Plan (the “Executive Short Term Incentive Plan”), the Company’s key executives, including the named executive officers, can earn annual incentive cash compensation, based upon the Company’s achievement of specified results with respect to corporate revenue and Adjusted EBITDA targets for Fiscal 2023 and the achievement of individual performance objectives. Adjusted EBITDA for 2023 is defined as operating income adjusted for depreciation, amortization, non-cash stock-based compensation expenses and M&A transaction expenses.

The targets and weightings relevant to the cash incentive determination for Fiscal 2023 under the Executive Short Term Incentive Plan will be as follows:

Fiscal 2023 Financial Targets	Weighting
Company Revenue	37.5%
Company Adjusted EBITDA Before Incentive Compensation	37.5%
Individual Performance Objectives	25%

The Company’s Revenue and Adjusted EBITDA Before Incentive Compensation must be at least 75% of the target level under the Company’s Fiscal 2023 Operating Budget for any incentive cash compensation payout to be made under the Executive Short Term Incentive Plan (“Plan”).

The financial targets include a minimum threshold 75%, target threshold of 100% and maximum threshold of 150% with results in between thresholds determined by linear interpolation. The Compensation Committee may adjust the calculation of the Company Revenue target and the Company Adjusted EBITDA Before Incentive Compensation target to account for unforeseen, unanticipated, unusual and/or non-ordinary course events and issues.

If the threshold objectives are met, participants will receive a cash incentive payment under the Executive Short Term Incentive Plan with the specific amount that such participant receives equal to their predetermined participation levels, which is a percentage of base salary of each participant, multiplied by the Percentage of the Bonus Target Earned, subject to adjustment to reflect achievement of individual performance goals as set forth below.

The Percentage of the Bonus Target Earned is calculated as follows: (i) Percentage of Company Revenue Bonus Target Earned multiplied by 0.375, plus (ii) Percentage of Company Adjusted EBITDA Before Incentive Compensation Bonus Target Earned multiplied by 0.375, plus (iii) Percentage of Company Revenue Bonus Target Earned multiplied by the Individual Performance Objectives Earned Factor (between 0 and 0.125), plus (iv) Percentage of Company Adjusted EBITDA Before Incentive Compensation Bonus Target Earned multiplied by the Individual Performance Objectives Factor (between 0 and 0.125).

The Percentage of Company Revenue Bonus Target earned and Percentage of Company Adjusted EBITDA Before Incentive Compensation Bonus Target Earned will be determined as follows:

	Revenue (50% Weighting)		Adjusted EBITDA (50% Weighting)
	Performance Level	% of Bonus Target Earned	Performance Level	% of Bonus Target Earned
Threshold	75%	75%	75%	75%
Target	100%	100%	100%	100%
Maximum	150%	150%	150%	150%

For performance between the performance levels, the percentage will be determined based upon interpolation between the performance levels.

The Committee will establish individual performance objectives for the CEO and the CEO shall establish individual performance objectives for other participants in the plan. The Committee will determine the percentage of actual achievement of those individual performance goals (between 0 and 100%). The Individual Performance Objectives Factor will be determined by multiplying 0.125 by the percentage of the individual performance goals achieved by the participant.

After completion of fiscal 2023, the Committee, in its discretion, will determine the extent to which the financial targets have been achieved, each participant’s individual performance level of achievement as compared to their individual performance objectives and the actual cash amounts to be paid under the Executive Short Term Incentive Plan to each participant in the plan.

The Committee reserves the right, in its sole and absolute discretion, to change the eligibility for participation under the Executive Short Term Incentive Plan, to revise, eliminate or otherwise modify the performance targets or the manner in which the performance targets are calculated, to modify any predetermined participation level, to revise individual performance objectives or otherwise to increase, decrease or eliminate any incentive payouts to any participant under the Executive Short Term Incentive Plan, regardless of the level of performance targets that have been achieved. Except to the extent otherwise provided by separate agreement, participants must be employed by the Company at the date of the payment in fiscal 2024, which is expected to be by February 28, 2024.

Participants under the Executive Short Term Incentive Plan must be employed on or before December 31, 2022 in order to be eligible. Those hired between January 1, 2023 and December 31, 2023 will receive a pro rata portion of their bonus.